EXHIBIT 99.1

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Robyn Jenkins-Blum	Ben Culp	Carol Villazon
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Cisco Completes Acquisition of BroadSoft

SAN JOSE, Calif.– February 2, 2018 – Today Cisco (NASDAQ: CSCO) announced the completion of its acquisition of BroadSoft (NASDAQ: BSFT). BroadSoft accelerates Cisco’s cloud strategy and collaboration portfolio by adding the industry’s leading cloud calling and contact center solutions to Cisco’s leading calling, meetings, messaging, customer care, hardware endpoints and services portfolio.

More and more businesses expect fully featured calling, meeting, messaging and contact center solutions with the ability to deploy them flexibly – on premises, in the cloud or as hybrid solutions to leverage existing investments. By combining BroadSoft’s open interface and standards-based solutions primarily delivered via Service Provider partners, with Cisco’s existing portfolio, the combined company will offer best-of-breed solutions for businesses of all sizes which will be delivered through VAR and Service Provider partners. Together, Cisco and BroadSoft will deliver a full suite of rich collaboration experiences to power the future of work.

Former BroadSoft CEO Michael Tessler and his organization are joining Cisco’s Unified Communications Technology Group led by Vice President and General Manager Tom Puorro, under the Applications Group led by Rowan Trollope.

Under the terms of the agreement, Cisco is paying $55 per share, in cash, in exchange for each share of BroadSoft common stock, for an aggregate purchase price of approximately $1.9 billion net of cash and investment, assuming fully diluted shares including conversion of debt. Cisco and BroadSoft notified NASDAQ of the completion of the acquisition and requested that NASDAQ file a notification of delisting with the Securities and Exchange Commission (the “SEC”) on BroadSoft’s behalf. Cisco expects that the delisting of BroadSoft’s common stock from the NASDAQ stock market will formally become effective on February 12, 2018.

Pursuant to the Indenture, dated as of June 20, 2011 (as supplemented, the “2011 Indenture”), between BroadSoft and Wells Fargo Bank, National Association (“Wells Fargo”), relating to its outstanding 1.50% Convertible Senior Notes due 2018 (the “2011 Notes”), and the Indenture, dated as of September 15, 2015 (as supplemented, the “2015 Indenture”), between BroadSoft and Wells Fargo, relating to its outstanding 1.00% Convertible Senior Notes due 2022 (the “2015 Notes”), the completion of Cisco’s acquisition of BroadSoft constituted both a “Fundamental Change” and a “Make-Whole Fundamental Change” (each, as defined in the 2011 Indenture and the 2015 Indenture, respectively) effective yesterday. A copy of the 2011 Indenture was included as an exhibit to BroadSoft’s Current Report on Form 8-K, filed with the SEC on June 21, 2011 and a copy of the 2015 Indenture was included as an exhibit to BroadSoft’s Current Report on Form 8-K, filed with the SEC on September 15, 2015.

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Cisco and the Cisco logo are trademarks or registered trademarks of Cisco and/or its affiliates in the U.S. and other countries. To view a list of Cisco trademarks, go to: www.cisco.com/go/trademarks. Third-party trademarks mentioned in this document are the property of their respective owners. The use of the word partner does not imply a partnership relationship between Cisco and any other company.

Forward-Looking Statements

This press release may be deemed to contain forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the expected benefits to Cisco and its customers, and plans regarding BroadSoft personnel. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results due to a variety of factors, including, among other things, the potential impact on the business of BroadSoft due to the uncertainty about the acquisition, the retention of employees of BroadSoft and the ability of Cisco to successfully integrate BroadSoft and to achieve expected benefits, business and economic conditions and growth trends in the networking industry, customer markets and various geographic regions, global economic conditions and uncertainties in the geopolitical environment and other risk factors set forth in Cisco’s most recent reports on Form 10-K and Form 10-Q. Any forward-looking statements in this release are based on limited information currently available to Cisco, which is subject to change, and Cisco will not necessarily update the information.